Exhibit 4.1

FOURTEENTH SUPPLEMENTAL INDENTURE

Dated as of May 31, 2024

Between

OWENS CORNING,

As Issuer

and

COMPUTERSHARE TRUST COMPANY, N.A.,

As Trustee

5.500% Senior Notes Due 2027

THIS FOURTEENTH SUPPLEMENTAL INDENTURE (the “Fourteenth Supplemental Indenture”), dated as of May 31, 2024, between OWENS CORNING, a Delaware corporation (“Company”), and COMPUTERSHARE TRUST COMPANY, N.A., as successor to Wells Fargo Bank, National Association, as Trustee (“Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, certain former subsidiary guarantors (“Subsidiary Guarantors”) and the Trustee have heretofore executed and delivered an Indenture, dated as of June 2, 2009 (the “Original Indenture”) (as supplemented by that certain First Supplemental Indenture, dated as of June 8, 2009, as further supplemented by that certain Second Supplemental Indenture, dated as of May 26, 2010, as further supplemented by that certain Third Supplemental Indenture, dated as of October 22, 2012, as further supplemented by that certain Fourth Supplemental Indenture, dated as of November 12, 2014, as further supplemented by that certain Fifth Supplemental Indenture, dated as of August 8, 2016, as further supplemented by that certain Sixth Supplemental Indenture, dated as of October 3, 2016, as further supplemented by that certain Seventh Supplemental Indenture, dated as of February 27, 2017, as further supplemented by that certain Eighth Supplemental Indenture, dated as of June 26, 2017, as further supplemented by that certain Ninth Supplemental Indenture, dated as of August 23, 2017, as further supplemented by that certain Tenth Supplemental Indenture, dated as of January 25, 2018, as further supplemented by that certain Eleventh Supplemental Indenture, dated as of August 12, 2019, as further supplemented by that certain Twelfth Supplemental Indenture, dated as of May 12, 2020, and as further supplemented by that certain Thirteenth Supplemental Indenture, dated as of May 22, 2024, and as further supplemented by this Fourteenth Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of one or more series of the Company’s Securities;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a series of Securities to be designated as the “5.500% Senior Notes due 2027” (herein referred to as the “2027 Notes”), the form and substance of the 2027 Notes and the terms, provisions and conditions thereof to be set forth as provided in the Indenture, including this Fourteenth Supplemental Indenture;

WHEREAS, Section 2.03 of the Original Indenture provides that various matters with respect to any series of Securities issued under the Indenture may be established in a supplemental indenture to the Indenture;

WHEREAS, Section 9.01(vii) of the Original Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may enter into a supplemental indenture to the Indenture without notice to or the consent of any Holder to establish the form or terms of Securities of any series as permitted by the Original Indenture;

WHEREAS, Section 9.01(iv) of the Original Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may enter into a supplemental indenture to change or eliminate any of the provisions of the Indenture with respect to any series of Securities (other than any outstanding Securities of any series to which such modification would apply);

WHEREAS, on May 4, 2018, the Company delivered an Officers’ Certificate to the Trustee certifying that the Company had entered into a new credit agreement and that such agreement was the Credit Agreement (as such term is defined in the Indenture) as of the date thereof, that no Subsidiary Guarantor had guaranteed the Company’s obligations under such Credit Agreement and that the Note Guaranty of each Subsidiary Guarantor had been released pursuant to Section 10.08(c) of the Original Indenture, and the Trustee thereafter acknowledged such release; and

WHEREAS, all acts and things necessary to make this Fourteenth Supplemental Indenture, when duly executed and delivered, a valid, binding and legal instrument in accordance with its terms and for the purposes herein expressed, have been done and performed; and the execution and delivery of this Fourteenth Supplemental Indenture have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt whereof is hereby acknowledged, it is agreed by and between the Company and the Trustee as follows:

ARTICLE ONE

Relation to Indenture; Additional Definitions

1.1  Relation to Indenture. This Fourteenth Supplemental Indenture constitutes an integral part of the Indenture.

1.2  Additional Definitions. For all purposes of this Fourteenth Supplemental Indenture, capitalized terms used herein shall have the respective meanings specified below or in the Original Indenture, as the case may be.

“2027 Notes” has the meaning set forth in the second paragraph of the Recitals hereof.

“Additional Notes” means additional 2027 Notes having identical terms and conditions as the Initial Notes other than issue date, issue price and the first Interest Payment Date.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Change of Control” means the occurrence of any of the following:

1)  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

2)  the adoption of a plan relating to the liquidation or dissolution of the Company;

3)  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

4)  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Change of Control Offer” has the meaning set forth in Section 2.12(a).

“Change of Control Payment” has the meaning set forth in Section 2.12(a).

“Change of Control Payment Date” has the meaning set forth in Section 2.12(a)(2).

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Ratings Downgrade.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

1)  was a member of such Board of Directors on the date of the indenture; or

2)  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee with respect to the Indenture is principally administered, which at the date of this Fourteenth Supplemental Indenture is located at the offices of Computershare Trust Company, N.A., 1505 Energy Park Drive, St. Paul, Minnesota 55108, Attn: CCT Administrator for Owens Corning.

“Global Notes” has the meaning set forth in Section 2.8(a).

“Initial Notes” means 2027 Notes issued on the date hereof.

“Interest Payment Dates” means June 15 and December 15 of each year, or if any such day is not a Business Day, the next succeeding Business Day (and no interest shall accrue on such payment for the intervening period), until maturity, beginning on December 15, 2024.

“Maturity Date” has the meaning set forth in Section 2.4.

“Note Registrar” means Computershare Trust Company, N.A., hereby appointed as an agency of the Company in accordance with Section 2.05 of the Original Indenture.

“Original Indenture” has the meaning set forth in the first paragraph of the Recitals hereof.

“Par Call Date” has the meaning set forth in Section 3.1.

“Rating Agency” means each of Moody’s Investors Service Inc. and S&P Global Ratings, a division of S&P Global Inc., or any of their successors.

“Ratings Downgrade” means when, at the time of a Change of Control, the 2027 Notes carry:

1)  an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from both Rating Agencies, and such rating from both Rating Agencies is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the 2027 Notes is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Ba1 or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating or (in the case of a withdrawal) replaced by an investment grade credit rating;

2)  a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from both Rating Agencies, and such rating from both Rating Agencies is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the 2027 Notes is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier credit rating or better by both Rating Agencies;

3)  both (A) an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency, and such rating is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the 2027 Notes is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (B) a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from one Rating Agency, and such rating is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the 2027 Notes is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency;

4)  both (A) an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency, and such rating is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the 2027 Notes is under publicly announced consideration for possible downgrade by either Rating Agency) either downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (B) no credit rating from one Rating Agency, and such Rating Agency does not assign within 60 days of the occurrence of the Change of Control an investment grade credit rating to the 2027 Notes;

5)  both (A) a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from one Rating Agency, and such rating is within 60 days of the occurrence of the Change of Control (which period shall be extended so long as the rating of the 2027 Notes is under publicly announced consideration for possible downgrade by either Rating Agency) downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency and (B) no credit rating from one Rating Agency, and such Rating Agency does not assign within 60 days of the occurrence of the Change of Control an investment grade credit rating to the 2027 Notes; or

6)  no credit rating from either Rating Agency and both Rating Agencies do not assign within 60 days of the occurrence of the Change of Control an investment grade credit rating to the 2027 Notes;

and in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing to the Company that such decision(s) resulted, in whole or in part, from the occurrence of the Change of Control.

“Treasury Rate” has the meaning set forth in Section 3.1.

All references herein to Articles, Sections or Exhibits, unless otherwise specified, refer to the corresponding Articles, Sections or Exhibits of this Fourteenth Supplemental Indenture. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Fourteenth Supplemental Indenture.

ARTICLE TWO

The Series of Securities

2.1  Title of the Securities. The 2027 Notes shall be designated as the “5.500% Senior Notes due 2027.”

2.2  Aggregate Principal Amount. The 2027 Notes issued on the date hereof will be in an aggregate principal amount of $500,000,000. In addition to the Initial Notes, the Company may issue, from time to time in accordance with the provisions of the Indenture, Additional Notes, as long as immediately after giving effect to such issuance, no Event of Default shall have occurred and be continuing.

2.3  Additional Notes.

(a)  The terms of any Additional Notes shall be established by action taken pursuant to a Board Resolution of the Company, which shall be delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or a supplemental indenture setting forth the terms of the Additional Notes. The Trustee is entitled to rely upon the Officers’ Certificate and Opinion of Counsel delivered to the Trustee in connection with its authentication and delivery of Additional Notes and shall not be responsible or liable if it is determined that an issuance of Additional Notes was not in compliance with the covenants of the Indenture.

(b)  With respect to any Additional Notes, the Company shall set forth in (i) an Officers’ Certificate or (ii) one or more supplemental indentures the following information:

(1)  the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture; and

(2)  the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue.

(c)  In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, the documents required pursuant to Sections 2.03 and 7.02(b) of the Original Indenture.

(d)  The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(e)  Any Additional Notes that are not fungible with the Initial Notes for U.S. federal income tax purposes will have a separate CUSIP number.

2.4  Stated Maturity. The stated maturity of the 2027 Notes shall be June 15, 2027 (the “Maturity Date”).

2.5  Interest and Interest Rate.

(a)  The 2027 Notes shall bear interest at the rate of 5.500% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months), from and including May 31, 2024, or from the most recent Interest Payment Date on which interest has been paid or provided for, to, but excluding, the Maturity Date. Such interest shall be payable semiannually in arrears, on the Interest Payment Dates, commencing on December 15, 2024. Interest accrued on the 2027 Notes from the last Interest Payment Date before the Maturity Date shall be payable on the Maturity Date.

(b)  The interest so payable on any Interest Payment Date shall be paid to the Persons in whose names the 2027 Notes are registered at the close of business on the record date for such Interest Payment Date, being the immediately preceding June 1 and December 1, as the case may be, whether or not such day is a Business Day.

(c)  The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of 5.500% to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at a rate that is 1% per annum in excess of 5.500% to the extent lawful.

2.6  Place of Payment. The principal of, premium, if any, and interest on the 2027 Notes shall be payable in U.S. dollars in immediately available funds at the office or agency of the Company maintained for such purpose, which shall initially be the Corporate Trust Office of the Trustee, and any other place or places designated by the Company pursuant to the Indenture, provided that while the 2027 Notes are represented by one or more Registered Global Securities registered in the name of the Depositary, or its nominee, the Company will cause payments of principal, premium, if any, and interest on such Registered Global Securities to be made to the Depositary or its nominee, as the case may be, by wire transfer to the extent, in the funds and in the manner required by agreements with, or regulations or procedures prescribed from time to time by the Depositary or its nominee, and otherwise in accordance with such agreements, regulations or procedures.

2.7  Place of Registration or Exchange; Notices and Demands With Respect to the 2027 Notes. The place where the Holders of the 2027 Notes may present the 2027 Notes for registration of transfer or exchange and may make notices and demands to or upon the Company in respect of the 2027 Notes shall be the Corporate Trust Office of the Trustee. Each Holder that is a transferor of a 2027 Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

2.8  Global Notes.

(a)  The 2027 Notes shall be issuable in whole or in part in the form of one or more Registered Global Securities (the “Global Notes”), in definitive, fully registered, book-entry form, without interest coupons, only in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Global Notes shall be deposited on their Original Issue Date with, or on behalf of, the Depositary.

(b)  The Depository Trust Company (“DTC”) shall initially serve as Depositary with respect to the Global Notes. Such Global Notes shall bear the legend set forth in the form of 2027 Notes attached as Exhibit A. In connection with any proposed transfer of definitive 2027 Notes in exchange for Global Notes, the Company or DTC shall be required to provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility (or liability related thereto) to verify or ensure the accuracy of such information.

2.9  Form of Securities. The Global Notes shall be substantially in the form attached as Exhibit A, which is hereby incorporated by reference and made a part of this Fourteenth Supplemental Indenture, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange.

2.10  Note Registrar. The Trustee shall initially serve as the Note Registrar for the 2027 Notes.

2.11  Sinking Fund Obligations. The Company shall have no obligation to redeem or purchase any 2027 Notes pursuant to any sinking fund or analogous requirement.

2.12  Offer to Repurchase Upon Change of Control Repurchase Event.

(a)  Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised the option to redeem the 2027 Notes by giving notice of such redemption to the Holders thereof, the Company will make an offer (a “Change of Control Offer”) to each Holder of the 2027 Notes to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess of $2,000) of that Holder’s 2027 Notes at a purchase price in cash equal to 101% of the aggregate principal amount of 2027 Notes repurchased plus accrued and unpaid interest on the 2027 Notes repurchased to, but not including, the date of repurchase, subject to the rights of Holders of the 2027 Notes on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, the Company will mail or deliver in accordance with DTC procedures a notice to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control Repurchase Event and stating:

(1)  that the Change of Control Offer is being made pursuant to this section of the Fourteenth Supplemental Indenture and that all 2027 Notes tendered will be accepted for payment;

(2)  the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”);

(3)  that any 2027 Note not tendered will continue to accrue interest;

(4)  that, unless the Company defaults in the payment of the Change of Control Payment, all 2027 Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)  that Holders electing to have any 2027 Notes purchased pursuant to a Change of Control Offer will be required to surrender the 2027 Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the 2027 Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)  that Holders of the 2027 Notes will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission, any other electronic means or letter setting forth the name of such Holder, the principal amount of 2027 Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the 2027 Notes purchased; and

(7)  that Holders whose 2027 Notes are being purchased only in part will be issued new 2027 Notes equal in principal amount to the unpurchased portion of the 2027 Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 2027 Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 2.12, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.12 by virtue of such compliance.

(b)  On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)  accept for payment all the 2027 Notes or portions of the 2027 Notes properly tendered pursuant to the Change of Control Offer;

(2)  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all the 2027 Notes or portions of the 2027 Notes properly tendered; and

(3)  deliver or cause to be delivered to the Trustee the 2027 Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of the 2027 Notes or portions of the 2027 Notes being purchased by the Company.

The Paying Agent will promptly mail or deliver in accordance with DTC procedures to each Holder of the 2027 Notes properly tendered the Change of Control Payment for such 2027 Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new 2027 Note equal in principal amount to any unpurchased portion of the 2027 Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)  Notwithstanding anything to the contrary herein, the Company will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein and purchases all 2027 Notes properly tendered and not withdrawn under the Change of Control Offer.

2.13  Other Terms. The provisions of Article Three and Article Four shall apply to the 2027 Notes as set forth therein.

ARTICLE THREE

Optional Redemption of the 2027 Notes

3.1  Optional Redemption. Prior to May 15, 2027 (one month prior to their maturity date) (the “Par Call Date”), the Company may redeem the 2027 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(a)  (1) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2027 Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (2) interest accrued to the date of redemption; and

(b)  100% of the principal amount of the 2027 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the 2027 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2027 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the

Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee (in each of its capacities) will not be responsible or liable for determining, calculating, confirming or verifying the redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of 2027 Notes to be redeemed. Any notice may, in the Company’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent, including, but not limited to, completion of an equity offering, a financing or other corporate transaction, provided that if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be postponed until up to 60 days following the notice of redemption, and such notice may be rescinded in the event that any or all such conditions precedent shall not have been satisfied by the date of redemption (including as it may be postponed), provided that if the Company has requested that the Trustee provide the notice of redemption to the holders, then the Company must provide the Trustee with notice of such rescission or any delay in the redemption date no less than two (2) business days prior to the redemption date.

At the Company’s written request, the Trustee shall give the notice of redemption as required pursuant to Section 3.02 of the Original Indenture in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least five (5) days (unless a shorter time shall be acceptable to the Trustee) prior to the notice date, an Officers’ Certificate requesting that the Trustee give such notice.

In the case of a partial redemption, selection of the 2027 Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No 2027 Notes of a principal amount of $2,000 or less will be redeemed in part. If any 2027 Note is to be redeemed in part only, the notice of redemption that relates to such 2027 Note will state the portion of the principal amount of such 2027 Note to be redeemed. A new 2027 Note in a principal amount equal to the unredeemed portion of the 2027 Note will be issued in the name of the Holder of the 2027 Note upon surrender for cancellation of the original 2027 Note. For so long as the 2027 Notes are held by DTC, Euroclear Bank SA/NV or Clearstream Banking, S.A. (or another depositary), as applicable, the redemption of the 2027 Notes shall be done in accordance with the policies and procedures of the Depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 2027 Notes or portions thereof called for redemption.

ARTICLE FOUR

Miscellaneous Provisions

4.1  The Indenture, as supplemented by this Fourteenth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Except as expressly amended and modified by this Fourteenth Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with its terms, provisions, and conditions thereof, including, without limitation, any and all rights, privileges, protections, limitations of liability, immunities, and indemnities of the Trustee thereunder. Reference to this Fourteenth Supplemental Indenture need not be made in the Indenture or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Indenture, any reference in any of such items to the Indenture being sufficient to refer to the Indenture as amended hereby.

4.2  This Fourteenth Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Fourteenth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

4.3  THIS FOURTEENTH SUPPLEMENTAL INDENTURE AND EACH 2027 NOTE SHALL BE GOVERNED BY AND DEEMED TO BE A CONTRACT MADE UNDER, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF. EACH OF THE COMPANY, THE TRUSTEE AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FOURTEENTH SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.4  If any provision in this Fourteenth Supplemental Indenture limits, qualifies or conflicts with another provision hereof that is required to be included herein by any provisions of the Trust Indenture Act, such required provision shall control.

4.5  In case any provision in this Fourteenth Supplemental Indenture or the 2027 Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.6  The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility or liability for their correctness. The Trustee makes no representations as to and shall not be responsible for the proper authorization or due execution hereof or of the 2027 Notes by the Company or as to the validity or sufficiency of this Fourteenth Supplemental Indenture or the 2027 Notes. The Trustee shall not be accountable for the use or application by the Company of the 2027 Notes or the proceeds of the 2027 Notes. Neither the Trustee nor any Paying Agent shall be responsible or liable for monitoring the Company’s ratings, making any request upon any Rating Agency, or determining whether any Ratings Downgrade or Change of Control Repurchase Event has occurred. The Company hereby requests the Trustee to execute this Fourteenth Supplemental Indenture, and the Company acknowledges that, in so acting, the Trustee (i) shall be entitled to the rights, privileges, benefits, protections, indemnities, limitations of liability and immunities of the Trustee as set forth in the Indenture; and (ii) has acted consistently with its standard of care under the Indenture. The Company agrees that the execution by the Trustee of this Fourteenth Supplemental Indenture is consistent with, and permitted by, the Indenture.

* * * *

IN WITNESS WHEREOF, the parties hereto have caused this Fourteenth Supplemental Indenture to be duly executed as of the day and year first above written.

OWENS CORNING

By: /s/ Todd W. Fister
Name: Todd W. Fister
Title: Executive Vice President and Chief Financial Officer

By: /s/ Matthew R. Fortunak
Name: Matthew R. Fortunak
Title: Vice President and Treasurer

[Signature Page to Fourteenth Supplemental Indenture]

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By: /s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Vice President

[Signature Page to Fourteenth Supplemental Indenture]

Exhibit A

FORM OF 2027 NOTE

CUSIP/ISIN: 690742AN1 / US690742AN12

5.500% Senior Notes due 2027

No. [_]		$[_]
Owens Corning

promises to pay to Cede & Co., or registered assigns, the principal sum of $[_] on June 15, 2027.

Interest Payment Dates: June 15 and December 15

Record Dates: June 1 and December 1

Dated: [_], 20[_]

Owens Corning

By:
Name:
Title:

Dated [_], 20[_]

This is one of the Securities referred to in the within-

mentioned Indenture:

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

5.500% Senior Notes due 2027

(the “Notes”)

THIS SECURITY IS A REGISTERED GLOBAL SECURITY (“GLOBAL NOTE”) WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)  INTEREST. Owens Corning, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 5.500% per annum from and including May 31, 2024 until maturity. The Company will pay interest semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day, and no interest shall accrue on such payment for the intervening period (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be December 15, 2024. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of 5.500% to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at a rate that is 1% per annum in excess of 5.500% to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2)  METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the June 1 or December 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Original Indenture referred to below with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose at the Corporate Trust Office of the Trustee, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)  PAYING AGENT AND REGISTRAR. Initially, Computershare Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any Affiliate of the Company may act in any such capacity.

(4)  INDENTURE. The Company issued the Notes under an Indenture (the “Original Indenture”), dated as of June 2, 2009 (as supplemented by the First Supplemental Indenture, dated as of June 8, 2009, the Second Supplemental Indenture, dated as of May 26, 2010, the Third Supplemental Indenture, dated as of October 22, 2012, the Fourth Supplemental Indenture, dated as of November 12, 2014, the Fifth Supplemental Indenture, dated as of August 8, 2016, the Sixth Supplemental Indenture, dated as of October 3, 2016, the Seventh Supplemental Indenture, dated as of February 27, 2017, the Eighth Supplemental Indenture, dated as of June 26, 2017, the Ninth Supplemental Indenture, dated as of August 23, 2017, the Tenth Supplemental Indenture, dated as of January 25, 2018, the Eleventh Supplemental Indenture, dated as of August 12, 2019, the Twelfth Supplemental Indenture, dated as of May 12, 2020, the Thirteenth Supplemental Indenture, dated as of May 22, 2024, and the Fourteenth Supplemental Indenture (the “Fourteenth Supplemental Indenture”), dated as of May 31, 2024, the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act (the “TIA”). The Third Supplemental Indenture modifies Section 4.10 of the Original Indenture as it applies to the Notes. The Fourth Supplemental Indenture modifies Section 4.07 of the Original Indenture as it applies to the Notes. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Notes or other Securities that may be issued thereunder.

(5)  OPTIONAL REDEMPTION.

(a)  The Company may redeem, in whole at any time or in part from time to time, any Notes, at its option, at the redemption prices specified in the Fourteenth Supplemental Indenture.

(b)  Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption.

(c)  Any redemption of the Notes shall be made pursuant to the provisions of Sections 3.01 through 3.04 of the Original Indenture, as amended and supplemented with respect to the Notes by the provisions of Section 3.1 of the Fourteenth Supplemental Indenture.

(6)  REPURCHASE AT THE OPTION OF HOLDER. If there is a Change of Control Repurchase Event, unless the Company has exercised the option to redeem the Notes by giving notice of such redemption to the Holders thereof, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess of $2,000) of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but not including, the date of repurchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, the Company will mail or deliver in accordance with DTC procedures a notice to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control Repurchase Event and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(7)  NOTICE OF REDEMPTION. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee deems appropriate and fair in accordance with the policies and procedures of the Depositary. No Notes of a principal amount of $2,000 or less will be redeemed in part and Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note.

(8)  DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Note Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company shall not be required (i) to issue, register the transfer of, or exchange Notes during the period from the opening of business 15 days before the day a notice of redemption relating to such Notes selected for redemption is sent to the close of business on the day that notice is sent, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or part, except for the unredeemed portion of any Note being redeemed in part.

(9)  PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(10)  AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of not less than a majority in aggregate principal amount of the then outstanding Notes and Securities of each other series affected by such modification, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Securities may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes and Securities of each other series affected, voting as a single class. Without the consent of any Holder of a Security of any series, including the Notes, the Indenture or the Securities of any series, including the Notes, may be amended or supplemented to correct any mistakes or defects in the Indenture, but only if such action does not adversely affect the interests of the Holders of outstanding Securities or related coupons in any material respect or otherwise amend the Indenture in any respect that does not adversely affect the interests of the Holders of outstanding Securities or related coupons; to add or change any of the provisions of the Indenture relating to the issuance or exchange of the Securities of any series, including the Notes, in registered form, but only if such action does not adversely affect the interests of the Holders of the outstanding Securities of such series or related coupons, if any, in any material respect; to effect the assumption of the Company’s obligations under the Indenture by a successor Person; to impose additional covenants and Events of Default or to add Guarantees of other Persons for the benefit of the Holders; to change or eliminate any of the provisions of the Indenture, but only if the change or elimination becomes effective when there are no outstanding Securities of any series, including the Notes, or related coupons, if any, which are entitled to the benefit of such provision and as to which such modification would apply; to secure the Securities of any series, including the Notes; to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; to conform the text of the Indenture or the Notes to any provision of the “Description of the Notes” section of the Company’s Prospectus Supplement dated as of May 29, 2024, relating to the initial offering of the Notes, to the extent that such provision in that “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture or the Notes; to supplement any of the provisions of the Indenture to permit or facilitate the defeasance and discharge of the Securities of any series, including the Notes, but only if such action does not adversely affect the interests of the Holders of the outstanding Securities of any series, including the Notes, or related coupons, if any, in any material respect; to establish the form or terms of the Securities of any series or related coupons, as permitted by the Indenture; to evidence and provide for the acceptance of appointment by a successor Trustee and to add to or change any of the provisions of the Indenture to facilitate the administration of the trusts by more than one Trustee.

(11)  DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; (iii) failure by the Company or any of its Subsidiaries for 60 days after notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture; (iv) as further provided in the Indenture, default under certain other agreements relating to Indebtedness for money borrowed by the Company or any of its Subsidiaries, which default is a Payment Default or results in the acceleration of such Indebtedness prior to its express maturity, but only if the aggregate principal amount of such Indebtedness under which there has been a Payment Default or which has been accelerated is $75 million or more; (v) as further provided in the Indenture, certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary; and (vi) except as permitted by the Indenture, any Note Guarantee (if any) is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Subsidiary Guarantor (if any), or any Person acting on behalf of any Subsidiary Guarantor, denies or affirms its obligations under such Note Guarantee. If any Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes by notice in writing to the Company (and to the Trustee if given by Holders of the Notes) may declare the entire principal of all Notes, and the interest accrued thereon, if any, and premium, if any, to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes and Securities of each other series affected (voting as a single class) may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any) if the Trustee determines that withholding notice is in the interests of the Holders of the Notes. The Holders of a majority in aggregate principal amount of the then outstanding Notes and Securities of each other series affected (voting as a single class), by written notice to the Company and to the Trustee may, on behalf of the Holders of all such series (or with respect to all of the Securities, as the case may be), rescind and annul an acceleration and its consequences or waive all Defaults under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Securities. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(12)  TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(13)  NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder of the Company, as such, will not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(14)  AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15)  ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(16) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(17)  GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(18)  THE INDENTURE PROVIDES EACH OF THE COMPANY, THE TRUSTEE AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE OR THE TRANSACTIONS CONTEMPLATED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Owens Corning

One Owens Corning Parkway

Toledo, OH 43659

Attention: Corporate Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name and address and zip code)

and irrevocably appoint

to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 2.12 of the Fourteenth Supplemental Indenture, check the box below:

☐ Section 2.12

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 2.12 of the Fourteenth Supplemental Indenture, state the amount you elect to have purchased:

$

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Registered Global Security for an interest in another Registered Global Security or for a definitive Registered Security, or exchanges of a part of another Registered Global Security or definitive Registered Security for an interest in this Registered Global Security, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

A-12